Exhibit 99.1

IDT Corporation Postpones Spinoff of net2phone

NEWARK, NJ – May 5, 2022: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, announced today that, in light of current market conditions, its Board of Directors has postponed the spinoff of its net2phone cloud communications segment, which it had been preparing to spin off on or before July 31st, 2022.

“The net2phone team has achieved exceptional results bringing advanced cloud communication solutions to markets in North and South America,” said Jonah Fink, President of net2phone. “We remain very excited by net2phone’s rapid growth, the transformational opportunities created through the recent acquisition of Integra, and the strength of net2phone’s global channel partnerships.”

Shmuel Jonas, IDT’s CEO, added, “While net2phone remains within IDT, we will rapidly execute on a plan to transform net2phone’s business so that it will become bottom line accretive, and we remain resolute in our commitment to grow and monetize the business at an opportune time.”

About IDT Corporation:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud and traditional communications services. We make it easy for families to communicate and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Money international remittance and BOSS Revolution international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s communications-as-a-service solutions provide businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

Contact:

Bill Ulrey

IDT Investor Relations

Phone: (973) 438-3838

E-mail: invest@idt.net

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